EXHIBIT 8.1

LIST OF SUBSIDIARIES OF VIVENDI UNIVERSAL

     Vivendi Universal maintains over 1,000 subsidiaries. Set forth below are the names of certain of its subsidiaries which carry on a substantial portion of Vivendi Universal’s lines of business. The names of various subsidiaries, including subsidiaries conducting operating activities of Vivendi Universal’s various businesses domestically and internationally, have been omitted. None of the foregoing omitted subsidiaries are considered to be material in relation to Vivendi Universal’s balance sheet and operations.

COUNTRY OF
INCORPORATION
CANAL+ GROUP
Groupe Canal+ S.A.	France
Canal+ S.A.(a)	France
CanalSatellite S.A.	France
StudioCanal S.A.	France
MultiThematiques	France
UNIVERSAL MUSIC GROUP
Universal Studios Holding I Corp.	USA
Universal Music (UK) Holdings Ltd.	UK
Universal Entertainment GmbH	Germany
Universal Music K.K.	Japan
Universal Music S.A.S.	France
Universal Studios, Inc.	USA
Universal Music Investments Inc.	USA
PolyGram Holding, Inc.	USA
Interscope Records	USA
UMG Recordings, Inc.	USA
VIVENDI UNIVERSAL GAMES	USA
VIVENDI UNIVERSAL ENTERTAINMENT(a)
Universal Pictures International B.V.	Netherlands
Universal Studios Inc.	USA
Vivendi Universal Entertainment LLLP	USA
SFR CEGETEL GROUP
Cegetel Groupe S.A.	France
SFR (mobile and holding company in 2003)	France
Cegetel S.A.S./Cegetel S.A. (fixed)	France
Telecom Developpement	France
MAROC TELECOM S.A.	Morocco
OTHER
Vivendi Telecom International S.A.	France
Vivendi Telecom Hungary	Hungary
Kencell S.A.	Kenya
Monaco Telecom S.A.M.	Monaco
Elektrim Telekomunikacja S.A.	Poland
Xfera Moviles S.A.	Spain
Vivendi Universal Publishing S.A.	France
Groupe Express-Expansion	France
Comareg S.A.	France
Atica	Brazil
Vivendi Universal Net	USA
UGC	France
Veolia Environnement S.A.	France

(a)	On May 11, 2004, NBC and VUE completed the creation of NBC Universal, a global media and entertainment enterprise with expected 2005 revenues of $15 billion. As a result of this transaction, Vivendi Universal has an approximate 20% interest in NBC Universal which is controlled by GE. Beginning in 2006, Vivendi Universal will have the right to monetize its interest over time at fair market value.